EXHIBIT 99.1

DIRECTORS AND EXECUTIVE OFFICERS OF FOSUN INTERNATIONAL,

PERSONS CONTROLLING FOSUN INTERNATIONAL AND EXECUTIVE OFFICERS AND DIRECTORS OF PERSONS IN CONTROL OF FOSUN INTERNATIONAL

The name, business address, present principal employment and citizenship of each director and executive officer of Fosun International is set forth below.

Fosun International

Name	Business Address	Present Principal Employment	Citizenship
Guo Guangchang	No. 2 East Fuxing Road, Shanghai, China	Executive Director, Chairman of the Board of Fosun International	China
Liang Xinjun	No. 2 East Fuxing Road, Shanghai, China	Executive Director, Vice Chairman of the Board and Chief Executive Officer of Fosun International	China
Wang Qunbin	No. 2 East Fuxing Road, Shanghai, China	Executive Director and President of Fosun International	China
Fan Wei	No. 2 East Fuxing Road, Shanghai, China	Executive Director and Co-President of Fosun International	China
Ding Guoqi	No. 2 East Fuxing Road, Shanghai, China	Executive Director and Chief Financial Officer of Fosun International	China
Qin Xuetang	No. 2 East Fuxing Road, Shanghai, China	Executive Director of Fosun International	China
Wu Ping	No. 2 East Fuxing Road, Shanghai, China	Executive Director of Fosun International	China
Zhang Shengman	50/F Citibank Tower, Citibank Plaza, 3 Garden Road, Hong Kong	Independent Non-executive Director of Fosun International; Chairman of Asia Pacific of Citigroup	Hong Kong
Andrew Y.Yan	Suites 2516-2520, 25/F, Two Pacific Place, Hong Kong	Independent Non-executive Director of Fosun International; Managing partner of SAIF Partners	Hong Kong
Zhang Huaqiao	Room 805, Diamond Business Building (North Tower), 23 Gongyi Road, Huadu District, Guangzhou, China	Independent Non-executive Director of Fosun International; Chairman of Guangzhou Huadu Wansui Micro Credit Co., Ltd.; Executive Director and Chief Executive Officer of Man Sang International Limited	Hong Kong
David T. Zhang	26th Floor, Gloucester Tower, The Landmark, 15 Queen’s Road Central, Hong Kong	Independent Non-executive Director of Fosun International; Partner of Kirkland & Ellis LLP	United States of America

Fosun International is a subsidiary of Fosun Holdings. Fosun Holdings is a company organized under the laws of Hong Kong, China with its principal business address at Room 808, ICBC Tower, 3 Garden Road, Central, Hong Kong. Fosun Holdings is principally engaged in investment holding.

The name, business address, present principal employment and citizenship of each director and executive officer of Fosun Holdings is set forth below.

Fosun Holdings

Name	Business Address	Present Principal Employment	Citizenship
Guo Guangchang	No.2 East Fuxing Road, Shanghai, China	Director	China

Fosun Holdings is a subsidiary of Fosun International Holdings. Fosun International Holdings is a company organized under the laws of British Virgin Islands with its principal business address at Akara Building, 24 De Castro Street, Wickhams Cay I, Road Town, Tortola, British Virgin Islands.  Fosun International Holdings is principally engaged in investment holding.

The name, business address, present principal employment and citizenship of each director and executive officer of Fosun International Holdings is set forth below.

Fosun International Holdings

Name	Business Address	Present Principal Employment	Citizenship
Guo Guangchang	No.2 East Fuxing Road, Shanghai, China	Director	China

Fosun International Holdings is owned 58% by Guo Guangchang with the remaining shares owned 22% by Liang Xinjun, 10% by Wang Qunbin and 10% by Fan Wei.  Guo Guangchang’s principal business address is No. 2 East Fuxing Road, Shanghai, China.  He is a citizen of China.  In addition to being the Executive Director and Chairman of the Board of Fosun International, he is also a director of Nanjing Nangang Iron & Steel United Co., Ltd., Shanghai Fosun Pharmaceutical (Group) Co., Ltd., Shanghai Forte Land Co., Ltd. and Club Méditerranée SA.